NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Fourth Quarter and Fiscal Year 2014 Results

Q4 Highlights

•
Net sales of $29.0 million increased 15% from last year’s fourth quarter, mainly due to higher sales into material handling and elevator markets. Q4 gross margin increased over last year’s fourth quarter by more than 400 basis points to 38.5% of sales.

•
Q4 income from continuing operations, excluding a pension settlement charge (non-GAAP), was $3.7 million, or $1.01 per share, compared to $0.7 million, or $.22 per share last year (see following reconciliation). On a GAAP basis, including the non-cash pension settlement charge of $37.1 million, the Company’s Q4 loss from continuing operations was $33.4 million, or a loss of $9.44 per share.

•	Q4 adjusted EBITDA (see following reconciliation) totaled $4.7 million, or 16.2% of sales, compared to $3.0 million, or 11.7% of sales, for the same period last year.

•	Cash balances totaled nearly $10 million as of December 28, 2014. Liquidity remains strong despite Q4 cash contributions to pension plan assets of $7.9 million.

Fiscal Year 2014 Highlights

•	FY 2014 sales totaled $109.7 million, an increase of 6% over FY 2013, and total year gross margin increased 220 basis points to 36.4% of sales.

•	Adjusted EBITDA increased to $16.0 million, or 14.6% of sales, from $12.5 million, or 12.1% of sales, in fiscal 2013.

•
The Company’s pension obligation declined by $21 million during fiscal 2014 to $27 million as of December 28, 2014, due mainly to substantial contributions to pension assets and positive asset returns.

Menomonee Falls, Wis., March 12, 2015 -- Magnetek, Inc. (“Magnetek” or “the Company,” NASDAQ: MAG) today reported the results of its fourth quarter and 2014 fiscal year, ended December 28, 2014.

Fourth Quarter Results

In the fourth quarter of fiscal 2014, Magnetek recorded revenue of $29.0 million, a 15% increase from the prior year fourth quarter sales of $25.2 million, primarily reflecting higher sales of products for material handling applications, which increased $2.5 million year-over-year to $21.2 million, and higher sales of products for elevator applications, which increased $0.7 million year-over-year to $6.0 million. In addition, the Company’s current year sales include $1.0 million of parts into renewable energy markets in the fourth quarter. Current year fourth quarter operating income was impacted by a previously disclosed unusual non-cash pension settlement charge of $37.1 million related to the Company’s lump sum window program (see Pension Update below).
“We experienced continuing strength in our end markets during the fourth quarter, manufacturing activity in the U.S. remained healthy, and we performed at a very high level in closing the fiscal year. Continued strong demand along with our focus on cost control and efficiency combined to deliver exceptional year-over-year gains in both gross profit and adjusted operating income,” said Peter McCormick, Magnetek’s president and chief executive officer.
Gross profit increased to $11.2 million (38.5% of sales) in the fourth quarter of fiscal 2014 versus $8.7 million (34.3% of sales) in last year’s fourth quarter. Current year fourth quarter gross profit was favorably impacted by higher sales volume, a shift in sales mix toward higher dollar orders, and pricing actions on certain legacy products.
Total operating expenses, consisting of research and development (“R&D”), pension expense and selling, general and administrative costs, were $44.4 million in the fourth quarter of fiscal 2014, or $7.3 million on an adjusted non-GAAP basis excluding the pension settlement charge, compared to $7.7 million in the prior year fourth quarter. Compared to the prior year, current year fourth quarter operating expenses reflect lower normalized pension expense, partially offset by R&D spending and higher incentive compensation provisions.
On a GAAP basis, the current year fourth quarter operating loss was $33.3 million. Adjusted operating income in the fourth quarter of fiscal 2014, excluding the pension settlement charge (non-GAAP), was $3.8 million compared to $1.0 million for the same period last year. On a GAAP basis, the Company reported a loss from continuing operations after provision for income taxes in the fourth quarter of $33.4 million, or a loss of $9.44 per share, compared to income of $0.7 million, or $.22 per share, in the same period last year. Excluding the pension settlement charge, adjusted diluted earnings from continuing operations (non-GAAP) totaled $1.01 on a per share basis.
Including the results of discontinued operations, the Company recorded a net loss of $9.57 per share in the fourth quarter of fiscal 2014 versus $.11 per share in the fourth quarter of fiscal 2013. Excluding the pension settlement charge, adjusted diluted earnings (non-GAAP) totaled $.88 on a per share basis.
Unrestricted cash balances decreased by $2.5 million during the fourth quarter to $9.7 million at December 28, 2014, after cash contributions of $7.9 million during the quarter to the Company’s defined benefit pension plan. In the fourth quarter of fiscal 2014, the Company elected to voluntarily contribute $3.8 million to the pension plan which was scheduled to be contributed in the first quarter of fiscal 2015. As a result, the Company is not required to make any mandatory contributions to the pension plan during fiscal 2015.

Fiscal Year 2014 Results

For fiscal year 2014, the Company recorded revenue of $109.7 million, up 6.2% from $103.3 million in fiscal year 2013. The sales increase was mainly due to higher sales of products for material handling applications, which increased $4.3 million, or 5.6% year-over-year, to $80.8 million. In addition, sales of products for elevator applications increased $1.3 million, or 6.0% year-over-year, to $23.6 million. Sales of inverter assemblies and parts for renewable energy applications also increased $0.9 to $1.7 million as the Company continued to support its installed base of inverters operating in wind turbines. Fiscal 2014 gross profit amounted to nearly $40.0 million (36.4% of sales) versus $35.3 million (34.2% of sales) in fiscal 2013. The year-over-year increase in gross profit and gross margin as a percentage of sales was mainly related to higher sales volume, improved mix, cost control, and selective pricing actions.
Total operating expenses were $65.7 million in fiscal 2014, or $28.6 million on an adjusted non-GAAP basis excluding the pension settlement charge, compared to $30.6 million in fiscal 2013. Compared to the prior year, current year operating expenses reflect lower normalized pension expense, partially offset by higher incentive compensation provisions.
On a GAAP basis, the Company reported an operating loss of $25.7 million for fiscal 2014. Adjusted operating income for fiscal 2014, excluding the pension settlement charge (non-GAAP), was $11.4 million compared to operating income of $4.8 million for fiscal 2013. On a GAAP basis, the Company reported a fiscal 2014 loss from continuing operations after provision for income taxes of $26.4 million, or a loss of $7.89 per share, compared to income of $3.8 million, or $1.13 per share, for fiscal 2013. Excluding the pension settlement charge, adjusted diluted earnings from continuing operations (non-GAAP) totaled $2.91 on a per share basis.
Including the results of discontinued operations, the Company recorded a net loss per share of $8.13 for fiscal 2014 versus earnings per share of $.94 in fiscal 2013. Excluding the pension settlement charge, adjusted diluted earnings (non-GAAP) totaled $2.67 on a per share basis.
Cash balances decreased during fiscal 2014 by $5.3 million, after cash contributions of $19.1 million to the Company’s pension plan.
“We continued to focus on organic growth while maximizing profitability and cash flow during 2014. Conditions in our end markets were conducive to growth for most of 2014, and we experienced increasing demand and growing sales as the year progressed. In addition, our sales mix in 2014 shifted to include several large scale projects. We implemented a number of actions in terms of pricing, repositioning, and cost reductions late in 2013 and into early 2014 to better assure acceptable levels of profit at that time. We retained discipline in terms of spending as our sales increased, which resulted in significant operating leverage in the business and exceptional profitability over the past few quarters. We also generated sufficient cash to fund our organic growth initiatives and meet our pension obligations,” said Mr. McCormick. “Regarding our pension, we contributed $19 million in cash and $7 million in Company common stock to plan assets during the year in an effort to further improve the funded status of the plan, and we again made meaningful progress toward that goal during fiscal 2014. As a result, we expect the improvement in our pension to favorably impact our earnings and cash flow going forward,” continued Mr. McCormick.

Operations and Outlook

Total bookings of $27.2 million for the fourth quarter of fiscal 2014 were up more than 3% over the prior year fourth quarter, resulting in a book-to-bill ratio for the quarter of 94%. Total Company order backlog was $12.7 million at December 28, 2014.
“Recent economic data appear mixed, as the economy in the U.S. grew in the fourth quarter, but not as strongly as expected. In addition, commodity prices continued to fall and the US dollar gained strength. Nearly 90 percent of our revenues are US-based, so we have little direct exposure to currency issues and global end market conditions, however, our customer and end-user base does include some larger, multi-national industrial companies,” said Mr. McCormick. “Currently our business remains with solid momentum heading into 2015. However, historically our first quarter has been the weakest quarter of the year due to seasonal buying patterns of our customers, mainly in material handling. We typically experience sequential sales declines in the first quarter of the year in the range of 10 to 15 percent, and we expect that to be the case in 2015 as well. Looking beyond that, our growth initiatives in 2015 remain centered on a combination of innovative product offerings, market share gains, and entry into new markets,” continued Mr. McCormick.
“In material handling, we’ve continued to see our quotation log for larger projects increase over the past couple of quarters, and we expect that to continue in 2015. We expect our radio business to grow not only from material handling applications, but also from share gains in other markets such as fluid power. We’re targeting increases in our share of energy-saving controls for the elevator market, and in the mining area, we continue to invest to reduce our dependence on the coal industry and expand geographically, but those efforts are typically longer-term in nature. In summary, we continue to believe that we have great opportunities to continue to increase the value of the Company through a combination of organic sales growth, reliable and consistent profitability and cash flow, and additional reductions in our pension obligation,” concluded Mr. McCormick.

Pension Update

Magnetek has an underfunded defined benefit pension plan that was frozen in 2003. Based mainly on the declining interest rate environment over the past decade, the Company has an underfunded pension liability, and annual pension expense and required contributions to the pension plan have been significant for the past several years.
During 2014, in an effort to reduce the size, volatility, mortality risk, and costs of the pension plan, the Company offered a lump sum payout of pension benefits (a “lump sum window”) to 2,970 eligible deferred vested participants. The program, which was funding-neutral, was completed in December 2014. A total of 2,230 participants, or 75%, elected the lump sum option, with a total amount of $46.9 million paid out of pension plan assets. The Company’s pension liability was reduced by a similar amount.
Upon completion of the lump sum window, the Company recorded a one-time, non-cash settlement charge of $37.1 million as a component of pension expense in the fourth quarter of fiscal 2014. The settlement charge represents accelerated amortization of actuarial pension losses which were recorded on the Company’s balance sheet in accumulated other comprehensive loss as a reduction in stockholders’ equity. These losses would otherwise have been amortized to the income statement over time as a component of future pension expense. The settlement charge had no impact on the Company’s cash flow or financial position and is expected to reduce future pension expense. The lump sum window is also expected to reduce the costs of potential future annuitization of the pension plan.
The Company’s non-cash pension expense for fiscal 2014, excluding the settlement charge, was $3.3 million, while the Company’s cash contributions to the pension plan were $19.1 million. In addition, in September 2014, the Company contributed 250,000 shares of its common stock to the pension plan, valued at nearly $7.4 million at the date of the contribution. Returns on pension plan assets during fiscal 2014 were 10.3%, better than the expected return rate of 7.75%, which favorably impacted the Company’s year-end pension plan measurement. At the same time, interest rates decreased throughout the year and the Company adopted a more conservative mortality table as recommended by the Society of Actuaries late in 2014, both of which unfavorably impacted the Company’s year-end pension plan measurement. As of the end of fiscal 2014, the Company measured its pension plan for accounting purposes using a discount rate assumption of 3.55%, down from 4.45% at the end of fiscal 2013. The combination of Company contributions and better-than-expected returns on pension plan assets, partially offset by the lower discount rate and adoption of the new mortality table, resulted in a $21 million decrease in the Company’s pension liability as of December 28, 2014, to $27 million. The pension liability entering fiscal 2014 was $48 million.
“We certainly had an active and dynamic year in dealing with our pension issues in fiscal 2014. At the macro level, we experienced volatile financial markets, a declining interest rate environment, and the issuance of updated mortality tables that reflect longer life expectancy assumptions. In terms of our pension plan, we not only made $15 million of required cash contributions for 2014, but we also prefunded our 2015 mandatory contributions of nearly $4 million. We also made a voluntary stock contribution of $7 million, and executed a successful lump sum window program,” said Marty Schwenner, Magnetek’s chief financial officer. “It’s very encouraging that we were able to achieve a fairly sizable year-over-year reduction in our pension liability despite the negative effects of falling interest rates and the adoption of updated mortality tables. We’re also projecting some favorable developments for future earnings and cash flows, given that both pension expense and pension funding amounts for the next several years appear to be converging at much lower amounts. As a result, we should begin generating taxable income in 2015 and beyond, and could then begin to utilize our substantial net operating loss carry-forward tax benefits. Looking ahead, we intend to continue to explore creative and opportunistic actions aimed at reducing both the size of our pension plan and the related risks to the Company, which in turn could further enhance the value of our Company,” concluded Mr. Schwenner.
Non-cash GAAP pension expense for fiscal 2015 is expected to total $2.0 million, a decrease of approximately $1.3 million from fiscal 2014 pension expense levels, which represents an improvement in earnings of approximately $.34 on a per share basis. From a funding standpoint, the Company is not required to make any mandatory contributions to the pension plan in fiscal 2015, while projected contributions for fiscal 2016 through and 2019 are currently estimated at $2 million to $3 million annually.

Company Webcast

This morning, at 11:00 a.m. Eastern Daylight Time, Magnetek management will host a conference call to discuss Magnetek’s fourth quarter and fiscal 2014 results. The conference call and accompanying slide presentation will be webcast live on the “Investor Relations” page of the Company’s website at www.magnetek.com. Institutional investors may also access the webcast at www.streetevents.com. A replay of the webcast will be available for a limited time on the “Investor Relations” page of Magnetek's website. A replay of the call also will be available through March 19, 2015, by phoning 630-652-3042 (passcode: 3895 5286#).
Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Bridgeville, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its 2015 through 2019 fiscal years. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, and mining markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses. Company management believes that adjusted EBITDA is useful to investors as it provides a measure of the Company’s cash flow prior to capital investments, changes in working capital, and pension contributions. As a result, management believes investors can use this metric as a measure of the Company’s ability to fund its growth initiatives and its pension obligations.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Twelve months ended
	(Unaudited)	(Unaudited)	(Unaudited)
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
	December 28,	December 29,	December 28,	December 29,
Results of Operations:	2014	2013	2014	2013
Net sales	$29,015	$25,240	$109,713	$103,316
Cost of sales	17,858	16,575	69,762	67,991
Gross profit	11,157	8,665	39,951	35,325
Operating expenses:
Research and development	814	711	3,174	3,246
Pension expense including settlement charge	37,574	1,685	40,349	6,365
Selling, general and administrative	6,027	5,318	22,158	20,939
Total operating expenses	44,415	7,714	65,681	30,550
Operating income (loss)	(33,258)	951	(25,730)	4,775
Provision for income taxes	104	213	715	1,016
Income (loss) from continuing operations	(33,362)	738	(26,445)	3,759
Income (loss) from discontinued operations	(461)	(365)	(818)	(627)
Net income (loss)	$(33,823)	$373	$(27,263)	$3,132

Earnings per common share - basic:
Income from continuing operations	$(9.44)	$0.23	$(7.89)	$1.16
Income (loss) from discontinued operations	$(0.13)	$(0.11)	$(0.24)	$(0.19)
Net income (loss)	$(9.57)	$0.12	$(8.13)	$0.97

Earnings (loss) per common share - diluted:
Income from continuing operations	$(9.44)	$0.22	$(7.89)	$1.13
Income (loss) from discontinued operations	$(0.13)	$(0.11)	$(0.24)	$(0.19)
Net income (loss)	$(9.57)	$0.11	$(8.13)	$0.94

Weighted average shares outstanding:
Basic	3,534	3,254	3,350	3,231
Diluted	3,534	3,359	3,350	3,339

	Three months ended		Twelve months ended
	(Unaudited)	(Unaudited)	(Unaudited)
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
	December 28,	December 29,	December 28,	December 29,
Other Data:	2014	2013	2014	2013
Depreciation expense	$193	$134	$760	$663
Amortization expense	12	13	53	53
Capital expenditures	310	196	962	549

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	(Unaudited)
	December 28,	December 29,
	2014	2013
Cash	$9,702	$14,960
Restricted cash	262	262
Accounts receivable	16,975	15,100
Inventories	13,626	13,322
Prepaid and other current assets	801	814
Total current assets	41,366	44,458

Property, plant & equipment, net	2,931	2,735
Goodwill	30,364	30,427
Other assets	4,039	4,349

Total assets	$78,700	$81,969

Accounts payable	$10,375	$10,403
Accrued liabilities	6,703	4,833
Total current liabilities	17,078	15,236

Pension benefit obligations, net	27,360	48,461
Other long-term obligations	845	911
Deferred income taxes	9,798	9,125
Total liabilities	55,081	73,733

Common stock	35	33
Paid in capital in excess of par value	150,641	142,598
Retained earnings (accumulated deficit)	(10,175)	17,088
Accumulated other comprehensive loss	(116,882)	(151,483)
Total stockholders' equity	23,619	8,236

Total liabilities and stockholders' equity	$78,700	$81,969

Magnetek, Inc.
Non-GAAP Financial Measures and Reconciliations

Included in the tables below are financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. The following non-GAAP measures are not intended to be substitutes for GAAP financial measures and should not be used as such.

The following table reconciles operating income (loss), the most directly comparable GAAP measure, to adjusted operating income and adjusted EBITDA, non-GAAP financial measures. Company management believes that adjusted operating income is useful to investors as it provides a measure of operating performance comparable with the prior year performance. Company management believes that adjusted EBITDA is useful to investors as it provides a measure of the Company's cash flow prior to capital investments, changes in working capital, and pension contributions, and is therefore a measure of the Company's ability to fund its growth initiatives and its pension obligations.

	Three months ended		Twelve months ended
	(Unaudited)		(Unaudited)
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013
Operating income (loss) (GAAP)	$(33,258)	$951	$(25,730)	$4,775
As a percent of sales	-114.6%	3.8%	-23.5%	4.6%
Add: pension lump sum settlement charge	37,092	—	37,092	—
Adjusted operating income (non-GAAP)	$3,834	$951	$11,362	$4,775
As a percent of sales	13.2%	3.8%	10.4%	4.6%
Add: depreciation and amortization	205	147	813	716
Add: pension expense, normalized (excluding settlement charge)	482	1,685	3,257	6,365
Add: stock compensation expense	178	169	599	676
Adjusted EBITDA (non-GAAP)	$4,699	$2,952	$16,031	$12,532
As a percent of sales	16.2%	11.7%	14.6%	12.1%

The following table reconciles income (loss) from continuing operations and net income (loss), GAAP measures, to adjusted income from continuing operations and adjusted net income, non-GAAP financial measures. Company management believes that adjusted income from continuing operations and adjusted net income provide investors with measures of the ongoing profitability of the Company, comparable to prior year profitability.

	Three months ended		Twelve months ended
	(Unaudited)		(Unaudited)
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013
Income (loss) from continuing operations (GAAP)	$(33,362)	$738	$(26,445)	$3,759
Add: pension lump sum settlement charge	37,092	—	37,092	—
Adjusted income from continuing operations (non-GAAP)	$3,730	$738	$10,647	$3,759

Net income (loss) (GAAP)	(33,823)	373	(27,263)	3,132
Add: pension lump sum settlement charge	37,092	—	37,092	—
Adjusted net income (non-GAAP)	$3,269	$373	$9,829	$3,132

Magnetek, Inc.
Non-GAAP Financial Measures and Reconciliations

The following table reconciles total operating expenses (GAAP) to adjusted total operating expenses, a non-GAAP financial measure. Company management believes that the adjusted total operating expenses figure provides investors with a measure of ongoing total operating expenses, comparable to prior year total operating expenses.

	Three months ended		Twelve months ended
	(Unaudited)		(Unaudited)
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013
Total operation expenses (GAAP)	$44,415	$7,714	$65,681	$30,550
Less: pension lump sum settlement charge	(37,092)	—	(37,092)	—
Adjusted total operating expenses (non-GAAP)	$7,323	$7,714	$28,589	$30,550

The following table reconciles diluted earnings (loss) per share from continuing operations (GAAP EPS) to adjusted diluted earnings per share from continuing operations, a non-GAAP financial measure. The following table also reconciles net income (loss) per share (GAAP) to adjusted net income per share, a non-GAAP financial measure. Company management believes that adjusted earnings per share figures, excluding pension settlement charges, provide investors with a measure of the ongoing earnings performance of the Company, comparable to prior year earnings.

	Three months ended		Twelve months ended
	(Unaudited)		(Unaudited)
	December 28,	December 29,	December 28,	December 29,
	2014	2013	2014	2013
Diluted earning (loss) per share from continuing operations (GAAP)	$(9.44)	$0.22	$(7.89)	$1.13
Add: per share impact of pension lump sum settlement charge	10.50	—	11.07	—
Impact of diluted shares outstanding adjustment	(0.05)	—	(0.27)	—
Adjusted diluted EPS, continuing operations (non-GAAP)	$1.01	$0.22	$2.91	$1.13

Net income (loss) per share (GAAP)	(9.57)	0.11	(8.13)	0.94
Add: per share impact of pension lump sum settlement charge	10.50	—	11.07	—
Impact of diluted shares outstanding adjustment	$(0.05)	$—	$(0.27)	$—
Adjusted net income per share (non-GAAP)	$0.88	$0.11	$2.67	$0.94